Exhibit 10.3
MANUFACTURING AGREEMENT
This Agreement is made on March 23, 2007, by and between:
(1) Kin Yat Industrial Co. Ltd., a Hong Kong Company, having its place of business at 7/F., Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong (hereinafter referred to as “Seller”); and
(2) iRobot Corporation, a Delaware corporation having its principal place of business at 63 South Avenue, Burlington, Massachusetts 01803, U.S.A. (hereinafter referred to as “Buyer”).
Whereas Buyer wishes to have made by Seller and Seller wishes to manufacture for Buyer the Product in accordance with the Specifications at the price and subject to the terms and conditions of this Agreement.
Now, therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
1.	DEFINITIONS

The following terms, as used in this Agreement with capital initials, shall have the following meanings:
1.1	“Additional Services” means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability and any other related services all as specified and approved by Buyer and agreed to by Seller.

1.2	“Buyer Intellectual Property” means (a) all Intellectual Property provided or made available to Seller by Buyer including without limitation, the Specifications and (b) any and all Intellectual Property Rights that claim or cover such Intellectual Property.

1.3	“Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. “Relevant commercial considerations” shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

1.4	“Components Supplied by Buyer” means those components or materials that Buyer provides, directly or indirectly, to Seller to be incorporated into the Product.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

1.5	“Costs” shall mean the expenses incurred by Seller under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs.

1.6	“Fee and Price Schedule” shall mean the prices and fees set forth on Schedule 2.

1.7	“Intellectual Property” means any discoveries, inventions, invention disclosures (whether or not patentable), drawings, designs, packaging design, logos, trade dress, trademarks, schematics, technical information, manuals and other documentation (including theory of operations documentation), data, tools, dies, patterns, masks, gauges, test equipment, debug aides, procedures, manufacturing or other processes, software, firmware, technology, and know-how.

1.8	“Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

1.9	“Lead-Time” means the mutually agreed upon minimum amount of time in advance of shipment that Seller must receive a Purchase Order in order to deliver Product by the requested delivery date. Except as otherwise agreed by the parties, lead time for the Product shall be [********] from receipt of the Purchase Order by the Seller.

1.10	“Long Lead-Time Components” shall have the meaning set forth on Schedule 3.

1.11	“Manufacturing Services” means the services performed by Seller hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any Additional Services, all in accordance with the Specifications.

1.12	“Newly Developed Intellectual Property” means, other than Seller Intellectual Property, (a) any and all Intellectual Property created, developed or otherwise resulting from any work provided or services performed by either or both parties, including but not limited to, the agents, partners or representatives of either party, under this Agreement and (b) any and all Intellectual Property Rights that claim or cover such Intellectual Property, all in connection with the Product.

1.13	“Packaging and Shipping Specifications” shall mean packaging and shipping specifications set forth in Schedule 4 and otherwise supplied and/or approved by Buyer and agreed to by the Seller.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

1.14	“Product” shall mean the products described, and conforming to, the Specifications contained in Schedule 1 attached to this Agreement, together with such amendments which may be mutually agreed upon in writing by the Seller and the Buyer from time to time.

1.15	“Production Schedule” means a manufacturing schedule provided to Seller by Buyer in writing and in the form set forth in Schedule 5 attached to this Agreement, which specifies the Product to be manufactured, including, without limitation, the quantity of each Product.

1.16	“Production Schedule Forecast” means the periodic forecast provided to Seller by Buyer, in writing, of quantity requirements of each Product that Buyer anticipates requiring during the next three (3) month period.

1.17	“Proprietary Information and Technology” means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology.

1.18	“Purchase Order” shall mean all orders in writing for Product issued by the Buyer to Seller and accepted by Seller.

1.19	“Seller Created Intellectual Property” means any (a) improvements to the Seller Manufacturing Process made by Seller and (b) any and all Intellectual Property Rights that claim or cover such improvements.

1.20	“Seller Existing Intellectual Property” means any (a) Intellectual Property owned or controlled by Seller prior to the execution of this Agreement, including but not limited to, the Seller Manufacturing Process and (b) any and all Intellectual Property Rights that claim or cover such Intellectual Property.

1.21	“Seller Intellectual Property” shall mean both Seller Created Intellectual Property and Seller Existing Intellectual Property, collectively.

1.22	“Seller Manufacturing Process” means Seller’s process employed to manufacture, test, configure and assemble Products manufactured for Buyer pursuant to the terms of this Agreement.

1.23	“Specifications” means the specifications set forth in Schedule 1 and otherwise supplied and/or approved by Buyer. Specifications may be amended from time to time by amendments pursuant to Section 18.3 of this Agreement.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

1.24	“Suppliers Designated by Buyer” shall mean suppliers designated, specified and/or approved by Buyer and set forth on Schedule 6, and may include without limitation suppliers related to batteries, battery charges, masked IC components, motors, packaging materials and gears.

1.25	“Test Procedures” shall mean testing specifications, standards, procedures and parameters set forth in Schedule 7 and otherwise supplied and/or approved by Buyer.
2.	List of Schedules

This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are incorporated herein and made a part of this Agreement:
Schedule 1 — Specifications
Schedule 2 — Fee and Price Schedule
Schedule 3 — Long Lead-Time Components
Schedule 4 — Packaging and Shipping Specifications
Schedule 5 — Production Schedule
Schedule 6 — Suppliers Designated by Buyer
Schedule 7 — Test Procedures
Schedule 8 — Form of Cost Summary
Schedule 9 — Samples
3.	Production Schedule Forecasts

Buyer will provide a Production Schedule Forecast to Seller on at least a quarterly basis. Any Production Schedule Forecast provided by Buyer is for planning purposes only and does not constitute a commitment by Buyer.
4.	GENERAL
4.1	Manufacturing Seller shall manufacture the Product in accordance with the Specifications set forth in Schedule 1 and Purchase Orders for Product.

4.2	Items to be Supplied by Buyer Buyer shall at its own costs and expenses, supply to Seller, according to the terms and conditions specified herein, Buyer Proprietary Information and Technology and, if applicable, Components Supplied by Buyer necessary for Seller to perform the Manufacturing Services and/or the Additional Services. Buyer may at is own costs and expense also provide to Seller additional items from time-to-time. Buyer shall be solely responsible for delivery, defects and enforcement of warranties related to Components Supplied by Buyer and Buyer Proprietary Information and Technology, and, where applicable, additional items. Moreover, Buyer will pay all IC masking fees and will consign select ICs as deemed appropriate by Buyer.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

4.3	Items to be Supplied By Seller Seller will employ the Seller Manufacturing Process, any required manufacturing technology, manufacturing capacity, labor, transportation logistics, systems and facilities necessary for Seller to perform the Manufacturing Services.

4.4	Materials Procurement Seller will use Commercially Reasonable Efforts to procure components, per Buyer’s approved vendor list containing Suppliers Designated by Buyer, necessary to fulfill Purchase Orders accepted by Seller. Seller is responsible for the management of the performance of component suppliers — including but not limited to purchasing, component inventory control, customs paperwork and Value Added Tax (VAT) — and is ultimately responsible for the quality of components provided by any vendor from Buyer’s approved vendor listing. Upon request, Seller will be required to submit specification sheets for outsourced components to Buyer for pre-approval. Moreover, Seller will interface with suppliers, including Suppliers Designated by Buyer, in good faith and follow Just In Time (JIT) inventory practices. It is noted that Seller shall provide temperature and humidity controlled storage with respect to certain components including, but not limited to, batteries.

4.5	Cost Summary No less frequently than biweekly, Seller will provide a detailed cost summary, in a form and manner reasonably satisfactory to Buyer, including all formulas and assumptions, so that both Seller and Buyer will have full and complete access and visibility to all component, labor, assembly and mark-up costs. The cost summary will also include the Seller’s gross margin, which shall include Seller’s profit, overhead, DFM costs, fixtures and jigs, scrap, overland shipping, samples, set-up, testing, all engineering and other Seller expenses with respect to the Manufacturing Services. An initial form for the cost summary is set forth in on Schedule 8. It is explicitly understood and agreed by Seller that Seller’s failure to provide updated cost information within two (2) weeks of a Specification change, will waive Seller’s right to claim a cost increase due to the Specification change.

4.6	Lead-Time and Cost Reduction Plan At its sole discretion, Buyer shall establish a plan to reduce the costs, prices and Lead-Time associated with work performed in connection with this Agreement. Seller shall use Commercially Reasonable Efforts to implement such Lead-Time and cost reduction plans.

4.7	RESERVED.

4.8	Restrictions on Sale of Other Products Unless otherwise agreed to in writing by Buyer, any components containing Buyer Intellectual Property shall not be sold or transferred by Seller to any person other than Buyer or Buyer’s designee. Moreover, during the term of this Agreement, and for a period of [********] following the termination of this Agreement, Seller shall not [********].
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

4.9	Samples Seller shall provide Buyer at no charge the samples of the Product as set forth on Schedule 9 to this Agreement.
5.	PURCHASING PROCEDURE
5.1	Issuance and Acceptance of Purchase Orders Purchase Orders issued by Buyer to Seller shall reference this Agreement, set forth information including the required Product, quantities, delivery dates, prices, destination, carrying method, consignee at destination, shipping instructions, purchase order number and other details as may be reasonably requested by Seller.

Purchase Order may be in the form of an e-mail or fax. If any terms or conditions on the Purchase Order conflict with terms and conditions in this Agreement, this Agreement shall prevail.

Purchase Order acknowledgement by Seller shall be made by e-mail or fax (or by another form of written confirmation mutually agreed to by the parties) within fourteen (14) business days (excluding Saturdays) from receipt of Purchase Order (or electronic purchase order, as the case may be) from Buyer and shall be promptly followed by a hard copy acknowledgement (“Acknowledgement Period”). The Purchase Order will not constitute a binding obligation on the Seller until and unless Seller accepts the Purchase order in accordance with this Agreement.

5.2	Effects of Purchase Orders The placing by Buyer of a Purchase Order under and in accordance with this Agreement and subsequent acceptance by Seller shall create a contract of sale between Seller and Buyer on the terms of such Purchase Order and of this Agreement. Nothing in this Agreement shall be construed as an obligation for Buyer to purchase or Seller to manufacture any Product, except as expressly provided in any Purchase Order issued by Buyer and accepted by Seller.

5.3	Prices [********]

5.4	Delivery Subject to Sections 5.6 and 9.1, all Product ordered and accepted under the Purchase Order shall be delivered in accordance with the agreed Lead-Time. Product shall be deemed delivered when title and risk pass to Buyer on the basis of Section 5.11.

5.5	Certificate of Conformance From time to time, and upon Buyer’s written request, Seller will provide certificates of conformance evidencing that Products sold to Buyer or Buyer’s designee meet the applicable Buyer Specifications. The issuance of such certificate will in no event expand Seller’s liability for breach of warranty.

5.6	Rescheduling With respect to any Purchase Order, Buyer shall have a right to reschedule the delivery date of any Products ordered by it and/or to change the destination thereof, provided it shall give written notice of such
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

reschedule or change in destination at least [********] prior to the original delivery date, further provided that the rescheduled delivery date is not more than [********] after the original delivery date and additionally further provided that such rescheduling limitation shall not apply in the event that the rescheduling is due to a proved default or delay of Seller or to force majeure under Section 16. In the event that Buyer wishes to reschedule more than once, such rescheduling shall be made in accordance with this Section 5.6, and Seller shall have the right to claim any expenses due to said rescheduling.

5.7	Invoices Invoices for Product shall be submitted, within three (3) business days of the time of delivery of Product, by Seller to Buyer or Buyer’s designee as may be directed by Buyer.

5.8	Payment Terms Buyer shall pay Seller all monies, not the subject of a good faith dispute, within [********] from the date of receipt of the invoice. Seller shall be fully responsible for all Costs, and indemnify and hold Buyer harmless from liability to Seller suppliers for money owed such suppliers by Seller for Seller’s purchase of goods and services in relation to the Product.

5.9	Inclusions in Price Purchase price shall include the full cost of ordered items suitably packed and onboard for shipment FOB port of Yantian, PRC, including all inland shipping, handling, transportation, importation and insurance.

Seller will make all necessary arrangements for the shipment to Buyer or Buyer’s designee, including obtaining under its responsibility and its expenses (which are subject to reimbursement by Buyer) any permit or license to export the Products from the country of shipment, except obtaining such permit as may be required for Buyer or its affiliates to import the ordered items into another country.

Any such costs and expenses prepaid by Seller under this Section 5.9 shall be invoiced to Buyer (or its Affiliates as the case may be) and paid by Buyer in accordance with Section 5.8.

5.10	Taxes Seller will pay all taxes, duties and fees imposed by the authorities of any country on its manufacture and sale to Buyer or its designees of the Products sold under this Agreement and Buyer will pay all taxes, duties and fees imposed by the authorities of any country arising after the sale of the Product under this Agreement.

5.11	Title Title to any Product(s) will pass to Buyer (or to the Buyer’s designee invoiced by Seller) upon receipt of full payment for the purchase price by Seller. Risk of the Products will be passed to Buyer (or to the Buyer’s designee) upon shipment.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Seller will use the Commercially Reasonable Effort to pack and ship the Products in accordance with the Packaging and Shipping Specifications provided that Buyer shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and the compliance of the Packaging and Shipping Specifications with the applicable laws, regulations and rules for importing into the destination country.

5.12	Tooling Seller recognizes that all specific tooling made or procured by Seller and paid for by Buyer for the purpose of this Agreement, shall be property of Buyer.

Seller shall be responsible for maintaining the tooling and carrying out repairs based on reasonable wear and use. At the request of Buyer, Seller shall at the expenses and costs of Buyer insure the tool(s) while under Seller’s possession and control. Such insurance shall be based on the original tooling cost to Buyer and shall name Buyer as loss payee.

Seller shall be entitled to manufacture, have manufactured and use such tooling only and solely for the Product to be sold to Buyer under this Agreement. Seller shall at the expenses of Buyer deliver to Buyer any of the above mentioned tooling within fifteen (15) business days upon Buyer’s written request and, in any case, upon the expiration or termination of this Agreement.
6.	INSPECTION AND ACCEPTANCE
6.1	Testing Seller will test the Product in accordance with the Test Procedures set forth on Schedule 7 to this Agreement, as may be supplemented by Buyer from time-to-time. Buyer shall be solely responsible for the sufficiency and adequacy of the Test Procedures.

6.2	Product Acceptance Buyer shall evaluate each Product to determine if it conforms, in all material respects, to the Specifications. Buyer shall give Seller written notice of any rejection of a Product within ten (10) business days following Buyer’s receipt of such Product (“Acceptance Period”). Such written notice of rejection of a Product for failure to materially conform to the Specifications shall include a reasonably detailed and complete description of Buyer’s basis for asserting that the Product does not materially conform to the Specifications (“Specification Notice”). If Buyer fails to provide such Specification Notice to Seller within the Acceptance Period, such Product shall be deemed accepted by Buyer. If Seller disputes the basis for rejection set forth in a Specification Notice, it shall provide written notice of the same to Buyer within ten (10) business days following receipt of the Specification Notice (“Notice of Disputed Defect”). Any such dispute shall be resolved by the parties in accordance with the provisions of Section 17. Notwithstanding the issue of Specification Notice or Notice of Disputed Defect, the Products shall be deemed to be delivered on time if the Products were first delivered within
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

the delivery date as stated in the Purchase Order. If Seller does not dispute the basis for rejection set forth in a Specification Notice, Seller shall follow its standard repair or replace procedure as set forth in Section 7.2 herein. The acceptance procedures set forth in this Section 6.2 shall apply to any redelivered Product.

6.3	Inspection Buyer may, at any reasonable time and with reasonable prior written notice, inspect Seller’s test facilities used in the performance of this Agreement, as well as the materials used to manufacture the Product, without interrupting the normal plan of work in Seller’s plant.

Seller shall furnish, or cause to be furnished, without charge to Buyer, all reasonable facilities and assistance for the safety and convenience of the inspectors. All inspections shall be performed in such a way as not to delay the work.

6.4	Attendance at Seller’s Plant Buyer reserves the right to place at any time one or more employees of Buyer or any of its affiliates in Seller’s plant to carry out the inspection and acceptance tests referred to in Section 6.1 6.2 and/or 6.3. Seller will provide strictly confidential, lockable and secure on-site facilities for Buyer’s on-site team.

[********]. Seller agrees to furnish said employee(s) with reasonable working facilities as necessary for their job. Seller will make suitable arrangements so that said employee(s) will have access to the areas where Product are manufactured and tested. Such employee(s) shall be empowered to reject the Product to be delivered to Buyer in the event that such Product fails the acceptance tests agreed to in accordance with Section 6.1, provided always the reasons for said rejection have been provided to Seller and acknowledged by Seller.
7.	WARRANTY
7.1	Warranty Description Subject to Section 7.4, Seller warrants, with respect to each Product supplied by Seller to Buyer, together with all retail packaging, labeling and other material furnished by Seller, that:

(a) the title of the Products when conveyed to Buyer or its affiliates shall be good and its transfer rightful, and the Products shall be delivered free from any security interest or other lien or encumbrance except as otherwise agreed upon in writing;

(b) the Products shall conform to the Specifications in effect at the time the relevant Purchase Order is made and to any representation or description contained in this Agreement relating to such Products;

(c) the Products conform in all respects to all applicable international, federal, state, and local laws, orders and regulations including, without limitation, those concerning the marking of the country of origin (as
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

merchandise not in compliance and not properly marked is subject to penalty which may include forfeiture of the non-conforming shipment); and

(d) the Products do not knowingly infringe or encroach upon any third party’s personal, contractual, or proprietary rights, including, but not limited to, patents, trademarks, trade names, trade dress, copyright, right of privacy or trade secrets.

7.2	Repair or Replacement of Defective Product Seller will either

(a) repair or replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section 7; or

(b) credit Buyer the in-country cost of goods sold of that Product towards future production.

7.3	No Waiver Buyer’s acceptance of any Products shall not relieve Seller of its warranty obligations, unless agreed to by Buyer in writing. Waiver hereunder shall not be deemed to be a waiver of subsequent enforcement of this Section 7.3.

7.4	Limitation of Warranty SELLER’S WARRANTY SHALL NOT APPLY TO (a) ANY MATERIAL CONSIGNED OR SUPPLIED BY BUYER TO SELLER INCLUDING BUT NOT LIMITED TO BUYER INTELLECTUAL PROPERTY, BUYER’S PROPRIETARY INFORMATION AND TECHNOLOGY AND BUYER’S TOOLING, OR (b) ANY DEFECT IN THE PRODUCT ARISING FROM ANY DESIGN OR SPECIFICATION (AND/OR TEST PROCEDURES) OF THE PRODUCT SUPPLIED AND/OR APPROVED BY BUYER, OR (c) THE PACKAGING AND SHIPPING SPECIFICATIONS PROVIDED BY BUYER.
8.	EPIDEMICS

In the event that in the Products supplied by Seller to Buyer hereunder there should develop an epidemic of failures or any non-conformance to the applicable Specifications due to the default of Seller, Seller and Buyer shall discuss the steps that Seller will take at Seller’s expense to remedy such problem.

If the epidemic fault directly results from any default, such as faulty design in the Product, of Buyer or by any third party for Buyer, then Buyer will work at its expense with Seller to cure the problem.

In the event of such an epidemic under this Section 8, issuance of new Purchase Orders and delivery of unfilled Purchase Orders of the Products shall be postponed as mutually agreed to by Buyer and Seller, pending the correction of the cause of the epidemic.

An epidemic fault shall be defined as [********].
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

9.	CANCELLATION OF ORDERS
9.1	Cancellation In addition to Buyer’s right to reschedule, Buyer may upon [********] written notice of the delivery date specified by Buyer in the Purchase Order cancel in whole or in part such Purchase Order.

Buyer’s liability to Seller with respect to any terminated Purchase Order shall be limited to any Long Lead-Time Components procured by Seller on the specific written instructions of Buyer and other materials specifically procured by Seller for Buyer pursuant to an accepted Purchase Order.

9.2	Notification of Amount Within fifteen (15) days after Seller receives notice of cancellation from Buyer, Seller will issue to Buyer an invoice detailing the cancellation charge. This invoice should include a detailed listing of each Long Lead-Time Component and other materials specifically procured by Seller for Buyer pursuant to an accepted Purchase Order.

9.3	Payment Payment by Buyer of any cancellation charge should be made within thirty (30) days after receipt by Buyer of Seller’s invoice. Upon receipt of full payment Seller shall make available to Buyer any or all of the parts (at Buyer’s option).
10.	CHANGES
10.1	Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures Seller will make no changes to the Products that affect the form, fit, or function of the Products including associated spare parts, which are deviated from the Specifications without the obtaining the prior written consent of Buyer. Buyer may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Within fourteen (14) business days after receipt of Buyer’s written request, Seller will analyze the requested change and provide Buyer with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation and the extent of change acceptable to Seller. Buyer will be responsible for all costs and expenses associated with any changes accepted by Seller.
11.	PRESS RELEASES, TRADEMARKS, DISCLOSURE OF INFORMATION
11.1	Press Releases and Publicity Prior written approval of press releases and any other publicity regarding this Agreement or the Product shall be obtained by the releasing party from the other party in all cases, except as to where such disclosure is otherwise required by law (including federal and state securities laws) or by the rules and regulations of the National Association of Securities Dealers (NASD), or rules or regulations of any
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

stock exchange or similar entity to which such party is subject, in which the publicity makes reference to said other party or this Agreement.

11.2	Trademarks The exterior of any Product (including the packing) as supplied by Seller to Buyer shall not bear any trademark or other identifying name or symbol of Seller or any contraction, abbreviation or simulation thereof. Buyer shall have the right to affix to the Product any trademarks as Buyer may decide at its discretion. If so requested by Buyer, Seller agrees, at no additional cost to Buyer, to mount on each of the Product (or to imprint on the packages) any said trademarks, in the form and location as instructed by Buyer.

In said case Buyer will furnish Seller with such trademark display for mounting of said Product or the artwork for the imprint on the packaging of the Product. Nothing contained in this Agreement shall be construed as conferring to either party any right or imposing any obligation to use in advertising, publicity or otherwise any trademark, name or symbol of the other party, or any trademark, name or symbol of the other party, or any contraction abbreviation or simulation thereof, except as expressly provided for in this Agreement.
12.	CONFIDENTIAL INFORMATION
12.1	Confidential Information In performing the obligations and permitted activities under this Agreement, each party shall come in contact with certain confidential and proprietary information of the other party. For purposes of this Agreement, “Confidential Information” means, subject to the exceptions set forth in Section 12.3 hereof, any information or data, regardless of whether it is in tangible form, disclosed by either party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within thirty (30) days of disclosure to the other party (the “Receiving Party”); provided, however, that reports and/or information related to or regarding a Disclosing Party’s business plans, strategies, technology and research and development shall be deemed Confidential Information of the Disclosing Party even if not so marked or identified.

12.2	Use and Disclosure of Confidential Information Subject to Section 12.3, the Receiving Party agrees that it will not (i) use any Confidential Information in any way, for its own account or the account of any third party, except for the exercise of its rights and performance of its obligations under this Agreement, or (ii) disclose any Confidential Information to any party, other than furnishing such Confidential Information to (a) its employees and consultants who are reasonably required to have access to the Confidential Information in connection with the exercise of its rights and performance of its obligations under this Agreement and (b) investors, prospective acquirers and professional advisers; provided that such employees, consultants, investors, prospective acquirers and professional
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

advisers are bound by written agreements or, in the case of professional advisers, ethical duties, respecting such Confidential Information in accordance with the terms of this Section 12. The Receiving Party agrees that it will not allow any unauthorized person access to Disclosing Party’s Confidential Information, and that Receiving Party will take all action reasonably necessary to protect the confidentiality of such Confidential Information, including implementing and enforcing procedures to minimize the possibility of unauthorized use or copying of such Confidential Information. In the event that the Receiving Party is required by law to make any disclosure of any of Disclosing Party’s Confidential Information, by subpoena, judicial or administrative order or otherwise, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation and assistance to the Disclosing Party in seeking to obtain such protection.

12.3	Exceptions The confidentiality obligations set forth in Section 12.2 shall not apply if and to the extent that such information: (a) is known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (b) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; or (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party.

12.4	Effects of Termination Upon expiration or termination of this Agreement, each party shall return to the other party all Confidential Information received from the other party, including all copies thereof, to the other party or, with such other party’s written consent, destroy all such Confidential Information. All use of such Confidential Information by a party shall cease on such termination or request for return. At the disclosing party’s option, receiving party shall also provide written certification of its compliance with this Section 12.4.
13.	INTELLECTUAL PROPERTY RIGHTS
13.1	Buyer Intellectual Property Buyer owns the entire right, title and interest to any Buyer Intellectual Property, and to any portion(s) of the Products(s) and associated documentation that have been developed by Seller for Buyer. Buyer obtains no rights or licenses to Seller Intellectual Property, except to the extent required to sell, modify or otherwise use Products purchased from Seller pursuant to this Agreement.

13.2	Seller Intellectual Property Seller shall retain all right, title and ownership to any Seller Intellectual Property that is prepared as part of the
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

Manufacturing Services or as part of any other work provided pursuant to this Agreement.

13.3	Newly Developed Intellectual Property The Newly Developed Intellectual Property constitutes “works made for hire” for Buyer, and Buyer will be considered the author and will be the owner of the Newly Developed Intellectual Property and all Intellectual Property Rights embodied therein or related thereto. If any Newly Developed Intellectual Property does not qualify for treatment as “works made for hire”, or if Seller retains any interest in any Newly Developed Intellectual Property for any other reason, Seller hereby grants, assigns and transfers, and will grant, assign and transfer, to Buyer all ownership and interest in such Newly Developed Intellectual Property. Seller acknowledges that all personnel performing Manufacturing Services for Buyer under this Agreement have executed appropriate agreements with Seller so that Seller may fulfill Seller’s obligations under this Section 13. Seller agrees to execute any documents of assignment or registration requested by Buyer relating to any and all Newly Developed Intellectual Property. Seller agrees to cooperate fully with Buyer, both during and after the engagement, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in or related to Newly Developed Intellectual Property.

13.4	Grant of License to Buyer Intellectual Property Buyer hereby grants to Seller a limited, non-exclusive, non-transferable, non-assignable and non-sublicensable right and license to use the Buyer Intellectual Property, Proprietary Information and Technology and specifications solely for the purpose of performing its obligations under this Agreement, including manufacturing Products pursuant to this Agreement and supplying such Products only to Buyer. Such limited right and license shall extend to no other materials or for any other purpose and shall terminate automatically upon expiration or termination of the relevant Purchase Order or this Agreement for any reason.
14.	INDEMNIFICATION
14.1	Buyer’s Indemnity Obligation Buyer shall indemnify, defend and hold Seller and its employees, subsidiaries, affiliates, successors and assigns harmless from and against any and all claims, demands, actions, suits, litigation, proceedings and the like by a third party (“Claims”) alleging either (1) that the making, using or selling of the Product or the use of the Specifications, the Buyer Intellectual Property Right, the Buyers’ Proprietary Information and Technology and/or the Packaging and Shipping Specifications infringe upon or misappropriate any third party’s Intellectual Property Rights or the subject matter of such third party’s Intellectual Property Rights; or (2) design or product liability alleging that any Product has caused damages of any kind (including but not limited to damage to property or injury or death); provided that the indemnity under
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

this Section 14.1 shall not apply if any Claim is caused by (1) Seller’s Manufacturing Process, or (2) the gross negligence or willful misconduct of the Seller.

14.2	Seller’s Indemnity Obligation Seller shall indemnify, defend and hold Buyer and its employees, subsidiaries, affiliates, successors and assigns harmless from and against any Claims (1) alleging that Seller Intellectual Property or the use thereof (including without limitation the manufacture of Product using the Seller Intellectual Property) infringes upon or misappropriates any third party’s Intellectual Property Rights or the subject matter of such third party’s Intellectual Property Rights or (2) for damage to property or injury or death occurring to any third party arising out of possession or use by such third party of a Product provided that the indemnity under this Section 14.2 shall not apply if any Claim is caused by (1) Seller’s use of materials, trademarks and symbols supplied by Buyer, Seller’s reliance upon the Specifications, Buyer Intellectual Property Right, Buyers’ Proprietary Information and Technology and/or the Packaging and Shipping Specifications in accordance with the terms of this Agreement, or (2) defects in design or product liability caused by Buyer or its agents, or (3) the gross negligence or willful misconduct of the Buyer.

14.3	Indemnification Procedure For all indemnification obligations under this Agreement, the party subject to the indemnity obligation (the “Indemnifying Party”) will defend the claim utilizing counsel selected by the Indemnifying Party and not objected to by the other Party prior to commencement of the defense (the “Indemnified Party”). Any such objection shall not be unreasonably made; provided, that the Indemnifying Party is promptly notified by the Indemnified Party of such claim and provided that the Indemnified Party at its own expenses provides such assistance in assessing, defending and settling such claim (at the Indemnifying Party’s expense) as the Indemnifying Party may reasonably request. The Indemnifying Party will not settle any claim without the written consent of the Indemnified Party, which will not be unreasonably withheld. If a party does not agree that a claim or suit is fully covered by its indemnity hereunder, then the parties agree to negotiate in good faith an equitable arrangement regarding the defense of the claim or suit and any settlement thereof consistent with the Indemnifying Party’s obligations hereunder. The Indemnified Party may employ counsel, at its own expense, to assist it with respect to any such claim, provided that if such counsel is necessary because the Indemnifying Party does not assume control of the defense as required under this Agreement, the Indemnifying Party shall bear such expense.

14.4	Injunctions If, during the course of any intellectual property Claim, as to which Seller is required to indemnify Buyer hereunder, the use or sale of a Product is finally enjoined, Seller shall, at Seller’s expense, (i) procure for Buyer the right to use or sell, as applicable, the Product, (ii) replace the Product with equivalent non-infringing technology, (iii) modify the Product
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

to make it non-infringing but equivalent, or (iv) if none of the foregoing options is reasonably available, refund to Buyer an amount equal to the price paid by Buyer for said Product.

14.5	Limitation THE INDEMNITY CONTAINED IN THIS SECTION 14 STATES THE ENTIRE LIABILITY OF EITHER PARTY TO THE OTHER WITH RESPECT TO ANY AND ALL MISAPPROPRIATION OR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY AND IS EXPRESSLY IN LIEU OF ALL WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, IN REGARD THERETO.
15.	TERM AND TERMINATION
15.1	This Agreement shall become effective as of the date of execution and, unless extended by written agreement of the parties or earlier terminated under the provision of this Section 15, it shall expire three (3) years from the date of execution.

15.2	This Agreement may be terminated by either party by written notice to the other party in the event such other party:

(a) files a petition of bankruptcy, or is adjudicated bankrupt, or makes a general assignment for the otherwise unable to meet its financial and business obligations in a reasonable manner after they become due, or

(b) fails to perform any of its material obligations under this Agreement, and such failure is not remedied within sixty (60) days after a notification of default by the non-defaulting party.

15.3	Upon expiration or termination of this Agreement for any cause, the rights and obligations of the parties under this Agreement shall terminate, except for such rights and obligations which are expressly provided herein to survive the expiration or termination of this Agreement and except for any payment obligation on account of the proper performance prior to such expiration or termination.

15.4	The termination of this Agreement under the provisions of this Section 15 shall not extend its effect on the portion of the Agreement previously implemented.

15.5	The provisions for termination of this Agreement and their exercise shall not constitute a waiver by either party, or a substitute for, any relief or remedy which is otherwise available to it.

15.6	Notwithstanding the termination of this Agreement, tendering of Invoice by Seller to Buyer shall be deemed as a demand for payment and would be recoverable as a debt due and owing in the event of Buyer’s bankruptcy under Clause 15.2 (a).
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

16.	FORCE MAJEURE

Neither party shall be liable for delays in or failure of performance due to causes beyond such party’s reasonable control, including but not limited to, acts of God, acts of civil or military authority, legal restrictions, fires, explosion, embargo, mobilization, riots, epidemics, and to the extent the following are on a national basis, strikes, industrial disturbances, shortage of material, electricity, oil or transport, or restriction in the use of power.

In the event of any such delay or failure the affected party shall send written electronic notice of the same and the reason thereof to the other party within seven (7) calendar days from the time the affected party knew, or should have known, of the force majeure in question. The performance of the affected party shall be deemed suspended so long as, and to the extent that, any such force majeure continues; provided however, that after sixty (60) calendar days of such suspension on the part of either party, the other party may terminate without liability its obligations hereunder to the extent that the affected party’s performance has been prevented or delayed.
17.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement is to be governed by, and construed in accordance with, the laws of the State of New York. All disputes or claims arising out of or relating to this Agreement that are not resolved by mutual agreement shall be resolved by binding arbitration to be conducted under the commercial arbitration rules of the American Arbitration Association (1) in Boston, Massachusetts, USA if such arbitration is sought by Seller or (2) in Hong Kong if such arbitration is sought by Buyer.
18.	MISCELLANEOUS PROVISIONS
18.1	The rights and obligations of either party under this Agreement cannot be transferred or assigned to a third party without the prior written consent of the other party.

18.2	Subject to the provisions of Section 15.3, this Agreement shall be binding upon the parties hereto and their respective successors and assigns, notwithstanding any merger of a party hereto into, or acquisition of a party hereto by, another entity or any other change or control of such party.

18.3	The Agreement shall not be considered modified, altered, changed or amended in any respect unless in writing by a legal representative of each of the parties hereto. No manager, employee or Authorized Representative (as defined in Section 18.5) of either party, unless empowered in writing by a legal representative of the respective party, has any authority to waive, alter or enlarge this Agreement or to make any new or substitute or different contract, representation or warranty.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

18.4	All notices, demand and other communications made hereunder shall be in writing and shall be given either by fax or email addressed to the respective Authorized Representatives at the following addresses:

Notice to Seller:	7/F Galaxy Factory Building 25-27 Luk Hop Street, San Po King Kowloon, Hong Kong Facsimile: (852) 2995 9038 Attn: Mr. Vincent Fung

Notice to Buyer:	iRobot Corporation 63 South Avenue Burlington, MA 01803 Facsimile: (781) 345-0201 Attn: Mr. Glen D. Weinstein

with a copy to:	iRobot Far East 12/F, China Hong Kong Centre 122-126 Canton Road, T.S.T. Kowloon Facsimile: (852) 3014 0754 Attn: Mr. Herman Pang
18.5	Mr. Vincent Fung is designated to act as the Authorized Representative of Seller regarding the implementation of this Agreement. Mr. Glen D. Weinstein of iRobot Corporation is designated to act as the Authorized Representative of Buyer regarding the implementation of this Agreement. Any change of the Authorized Representative by either party shall be notified in writing to the other party.

18.6	Subject to as required by applicable laws, rules and regulations and competent regulators, prior written approval of public announcements, press releases and other publicity regarding this Agreement shall be obtained by the releasing party from the other party in all events in which such announcement, press release or other publicity makes reference to this Agreement or said other party.

18.7	This Agreement and all schedules referred to in this Agreement, which are an integral party thereof, constitute the entire understanding between the parties and supersede any previous understanding regarding the subject matter hereof.

18.8	Any failure by the other party to enforce any provision of this Agreement shall in no way constitute a waiver or affect its right to require the performance thereof by the other party nor affect the validity of any other provision, except when this Agreement expressly provides otherwise.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

18.9	Unless otherwise stated herein, each party shall bear its own costs, expenses, duties and taxes in connection with the preparation, execution and performance of the Agreement.

18.9	Each party warrants and represents to the other party that it has the capacity to enter into and perform its obligations under this Agreement, and that this Agreement, upon execution, will be a valid and binding agreement on it.
19.	INTERPRETATION

All headings are inserted for convenience only and shall be ignored in the interpretation of this Agreement.
[Signature Page Follows]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly empowered representatives as follows:

For and on behalf of Buyer iROBOT CORPORATION
/s/ Glen D. Weinstein
Glen D. Weinstein
SVP & General Counsel Date: March 23, 2007

For and on behalf of Seller KIN YAT INDUSTRIAL CO. LTD.
/s/ Vincent Fung
Vincent Fung
Executive Director Date: March 23, 2007

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act; [*] denotes omissions.